Exhibit 10.1

November 19, 2014

Frances Rathke

Keurig Green Mountain, Inc.
33 Coffee Lane
Waterbury, VT 05676

Re:  Transition Agreement with Keurig Green Mountain, Inc.

Dear Fran:

Keurig Green Mountain, Inc. (“Company”), and you have agreed that you will transition from the Company and its affiliates on the terms set forth in this transition agreement.

1.                                      Employment Period; Termination Date.

A.                                    Employment Period.

1.                                      Subject to earlier termination as provided herein, you will continue to be employed as Chief Financial Officer (CFO) and Treasurer of the Company and continue all other positions you hold until the commencement of employment of a new CFO (such date, “the “Start Date”).  As of and following the Start Date, you will cease to be CFO and Treasurer and your role will be Strategic Advisor to the Chief Executive Officer which will include being available on a full-time basis to assist the new CFO. Your employment with the Company will end no earlier than June 30, 2015 and no later than September 26, 2015 (such date, the “Transition Date”), subject to earlier termination as provided herein.

2.                                      Subject to earlier termination as provided herein, at the close of business on the Transition Date, you will terminate your service as an employee of the Company, and such termination shall be deemed an involuntary termination by the Company not for cause.  The period of time between November 19, 2014 and the Transition Date (or earlier Termination Date, as defined below) is hereinafter referred to as the “Employment Period”.

3.                                      During the Employment Period you may terminate your employment and your services at any time for any reason, subject to the notice provision below. During the Employment Period the Company may terminate you only for gross misconduct meaning any combination of the following: (i) commission by you of a crime involving moral turpitude, or of a felony; (ii) intentional neglect of your duties (other than as a result of incapacity resulting from physical or mental illness or injury) that continues for thirty (30) days after the Company gives written notice to you thereof; or (iii) an act of dishonesty or breach of good faith in the conduct by you of your duties for the Company that is materially injurious to the Company.”

4.                                      Your termination date (“Termination Date”) is the last day that you perform services as an employee of the Company.  Unless terminated earlier as provided herein, in no event will your Termination Date be earlier than June 30, 2015 or later than September 26, 2015.

The occurrence of your Termination Date will also terminate the Employment Period.  For avoidance of doubt, your Termination Date will be the Transition Date unless you previously die, unilaterally voluntarily terminate your employment, you and the Company mutually agree in writing to an earlier Termination Date or unless the Company terminates you for gross misconduct.

2.                                      Duties and Compensation.

A.                                    Employment duties.  During the Employment Period, you will continue to perform your duties as described above or as assigned from time to time by the Company’s Chief Executive Officer, faithfully, with the utmost loyalty, to the best of your abilities and in the best interests of the Company.  At a mutually agreed upon time during the Employment Period, you will resign from all offices and directorships you hold on behalf of the Company and its affiliates. Should you commence employment as an employee with another company at any time during the Employment Period, you will be deemed to have unilaterally voluntarily terminated your employment with the Company, except as provided herein.

B.                                    Compensation. Subject to your execution of releases as provided in Section 7, and to your continued compliance with Section 8,

1.                                      Base Salary.  During the Employment Period, the Company will continue to pay you a base salary at the gross annual rate of $485,000 (“Base Salary”). You will be eligible for a merit increase which will become effective December 1, 2014 and your base salary will be adjusted accordingly.  The Base Salary shall be paid in accordance with the Company’s normal payroll practices.

2.                                      Pro-Rata FY 2015 Annual Incentive Bonus Payment.   You shall receive the FY 2015 annual incentive bonus (“STIP”), in an amount equal to (a) the amount payable based on your FY 2015 STIP target of 70% of your Base Salary and actual company performance as if you had remained an employee throughout FY 2015, multiplied by (b) a fraction, the numerator of which is the number of days of your employment in FY 2015 prior to the Termination Date, and the denominator of which is the number of days in FY 2015 (such resulting fraction, the “Pro Ration Fraction”) paid at the same time as other recipients receive their annual incentive payments under the STIP for FY 2015.

3.                                      Benefit Plans.

a)                                     During the Employment Period, you will continue to be eligible to participate in the Company’s employee benefit plans, including but not limited to: the 401(k) plan, employee stock purchase plan, group medical, dental, life and vision plans, and to receive fringe benefits, as shall be made available to the Company’s senior executives, all in accordance with Company plans and policies, as they may be in effect from time to time.

b)                                     As of the earlier of the Transition Date or your Termination Date, you will no longer be eligible to participate in employee benefit plans (including 401(k), employee stock purchase plan, group medical, dental, life and vision plans, or fringe benefits), and your participation therein shall cease.

c)                                      COBRA Payments.  Subject to your having timely elected under the federal law known as “COBRA” to continue participation in the Company’s group medical, dental and vision plans for yourself and those individuals who were your eligible dependents immediately prior to the earlier of the Transition Date or your Termination Date, and subject to your making the required payments of the applicable COBRA premium, the Company will make monthly payments (“COBRA Payments”) in an amount equal to the difference between the monthly cost of such COBRA continuation coverage and the premium cost to you of participation in such group medical, dental and vision plans had you remained in active employment. Provided you continue to pay the applicable COBRA premiums, such monthly COBRA Payments shall continue until the earlier of (a) twelve (12) months from the earlier of your Transition Date or your Termination Date or (b) the date you (or in the case of your dependents, your dependents) become eligible for coverage under the medical, dental and/or vision plan of another employer (or in the case of your dependents, cease to be eligible for COBRA continuation coverage).

d)                                     Options, PSUs and RSUs.  During the Employment Period you will continue to vest in your options, performance stock units (“PSUs”) and restricted stock units (“RSUs”) in accordance with their terms, as amended from time to time, except as otherwise provided herein.  For the avoidance of doubt, your provision of services hereunder through the Termination Date, regardless of role, shall be deemed “Employment” for purposes of the Company’s 2006 Incentive Plan (“2006 LTI Plan”) and 2014 Omnibus Incentive Plan and any awards granted thereunder.  As of your Termination Date (whenever occurring), your outstanding options, PSUs and RSUs will be treated as provided under the terms of the respective award agreement (as amended from time to time) for an involuntary termination other than for Cause, except as otherwise herein provided as follows:

(1) For the March 22, 2012 grants, any unvested options will continue to vest per their normal vesting schedule for two (2) years following the Termination Date; at the end of two (2) years all unvested options will immediately vest.  All vested options will remain exercisable for the earlier of four (4) years from the Termination Date or the expiration date; any unvested RSUs will vest immediately on the Termination Date.

(2) For the March 7, 2013 grants, any unvested options will continue to vest per their normal vesting schedule for two (2) years following the Termination Date; at the end of two (2) years all unvested options will immediately vest.  All vested options remain exercisable for the earlier of four (4) years from the Termination Date or the expiration date; any unvested RSUs will vest immediately on the Termination Date.

4.                                      You shall not be eligible for “Retirement” treatment under such agreements. You will not be eligible for new or additional equity awards under the 2014 Omnibus Incentive Plan.

5.                                      During the Employment Period you will continue to be eligible for reimbursement of appropriate business expenses in accordance with Company policies, as they may be amended from time to time.

6.                                      If your employment ends on the Transition Date, the Company will continue to pay your Base Salary, in accordance with the Company’s normal payroll practices, for a period of twelve (12) months from the Transition Date, except as otherwise provided herein. In addition to the incentive bonus under Section 2.B.2 above, the Company will also pay you an amount equal to the greater of (a) your FY 2014 actual STIP payment or (b) the non-pro-rated FY 2015 actual STIP payment that you would have received if you had been employed the entire FY 2015, to be paid at the same time as other recipients receive their annual incentive payments under the STIP for FY 2015.

7.                                      Outplacement.   The Company agrees to provide you with Executive Outplacement services with a value of up to $25,000.00 with a service provider selected exclusively by the Company.  Outplacement services will be available to you commencing on or after January 1, 2015 to be completed by December 31, 2015. Payment for outplacement services will be made directly to the service provider. No payment will be made to you in lieu of utilization of outplacement services. During the Employment Period, the Company agrees to accommodate your schedule for purposes of meeting, consulting and engaging with the Executive Outplacement provider.

8.                                      Beverage Benefit.   Upon your Termination Date you will receive three (3) months of the employee free beverage benefit through one-time coupon codes, which will be provided in a separate mailing.

3.                                      Early Termination.

A.                                    You may terminate your employment hereunder unilaterally and voluntarily at any time by written notice to the Chief Executive Officer of the Company.  Your Termination Date shall be the date stated in such notice, but in any event may not be earlier than 10 days after delivery of such notice to the Chief Executive Officer of the Company.  Should you unilaterally terminate your employment prior to June 30, 2015 such termination shall be treated as a voluntary termination for all purposes and in accordance with Company plans and policies, as they may be in effect from time to time.  The Company’s sole obligation to you in the event of such termination shall be to pay you the Accrued Obligations (as defined in Section 5), to the extent not previously paid, and your options, PSUs and RSUs shall be treated as a voluntary resignation as provided in their respective grant agreements, as amended from time to time, except as otherwise provided herein.

B.                                    The Company may terminate you for gross misconduct at any time immediately upon written notice to you. The Company acknowledges that as of the date of this Agreement it is not aware of circumstances that would constitute your gross misconduct.  The date of such notice shall be the Termination Date.  The Company’s sole obligation to you in the event of such termination shall be to pay you the Accrued Obligations (as defined in Section 5), to the extent not previously paid.  Your unvested equity awards shall thereupon be forfeited.

C.                                    In the event your services are terminated by your death prior to the Transition Date, the date of your death shall be the Termination Date and the Company will pay or provide your designated beneficiary (or if none, your estate) with the following, provided your designated beneficiary (or, if none, your executor) duly executes and does not revoke the Supplemental Release described in Section 7.b.:

1.                                      The Accrued Obligations, to the extent not previously paid; in lieu of your pro-rata FY 2015 Annual Incentive, a lump sum payment in respect of your FY 2015 STIP, in an amount equal to your target FY 2015 STIP multiplied by the Pro Ration Fraction, which shall be paid not more than 30 business days after your death; and

2.                                      Treatment of your equity as described in the applicable grant agreement (as amended from time to time) in the event of termination of employment by death, except as otherwise provided herein.

4.                                      Death after Termination Date.  If your death occurs after your Termination Date but prior to the date you have received all payments to which you are entitled under Section 2.B.6., the Company’s sole obligation to your designated beneficiary (or if none, your estate) will be (a) to accelerate the remaining such payments and to pay them in a lump sum as soon as administratively practical after your death, but in no event more than 30 business days after your death, and (b) if not previously paid, to pay your pro-rated FY2015 STIP.

5.                                      Accrued Obligations.  Whether or not you sign a Supplemental Release as provided in Section 7.b., the Company will pay or provide you the following (collectively, the “Accrued Obligations”):

A.                                    Within five (5) business days after your Termination Date, the Company will pay you any earned but unpaid Base Salary through your Termination Date;

B.                                    The Company will reimburse any unreimbursed business expenses existing on your Termination Date, in accordance with the Company’s normal reimbursement policies and practices.

C.                                    Effective as of the earlier of the Transition Date or your Termination Date, you may elect to continue group medical, dental and vision coverage under the federal law known as “COBRA,” if and to the extent you are eligible to do so.

D.                                    You will be entitled to your vested account balance under and subject to the terms and provisions of the Company’s 401(k) Plan (and Non-Qualified Deferred Compensation Plan), and, if enrolled, a refund of any of the funds you contributed to the Company’s employee stock purchase plan, as amended, according to the terms and provisions of the plan.

6.                                      Change in Control.

A.                                                                                    After your Termination Date.   If there should occur a Change in Control as defined under Treasury Regulation 1.409A-3(i)(5)(v), or (vii) ( “409A CIC”) after your Termination Date, the Company’s sole obligations to you will be, subject to the last sentence of this Section 6.A., to provide the following:  (i) to accelerate the payment of any remaining payments to which you may be entitled as of the date of the 409A CIC under Section 2.B.6. and to pay them in a lump sum within five (5) business days after the 409A CIC, and (ii) if the 409A CIC occurs after your Termination Date and prior to the end of the applicable performance period under the FY 2015 STIP, then no amount shall be payable under Section 2.B.2., and you shall be entitled to a lump sum payment equal to the amount that would have been paid to you in respect of the target pro-rated FY 2015 STIP through your Termination Date, such amount payable in respect to the FY 2015 STIP not later than five (5) business days after the 409A CIC.  For avoidance of doubt, a change in control of the Company that is not a 409A CIC shall not affect the timing of payments hereunder.

B.                                                                                    On or Before your Termination Date.  If there should occur a 409A CIC as defined above, your employment will terminate on the earlier of sixty (60) days following the CIC or June 30, 2015 ; and you shall be paid the Accrued Obligations not later than five (5) business days thereafter, to the extent not previously paid.  In addition, provided you sign and do not revoke the Supplemental Release as described in Section 7.b. and subject to your continued compliance with Section 8, the Company will pay or provide the following, in lieu of the amounts and form of payment applicable under Sections 2.B.6, 2.B. 3(d), and 2.B.2., as applicable:

1.                                                        Remaining payments.  In a lump sum not later than five (5) business days after the termination date, an amount equal to the sum of the remaining unpaid amounts under Section 2.B.6.;

2.                                                        FY 2015 STIP.  To the extent no amount relating to your STIP for FY 2015 has previously been paid, an amount equal to your target annual bonus pro-rated for FY 2015 in a lump sum not later than five (5) business days after the termination date;

3.                                                        Options, PSUs and RSUs.  All your unvested options, PSUs and RSUs, to the extent not previously settled, shall become fully vested immediately prior to the CIC so that you have an opportunity to, in the case of stock options, exercise any outstanding equity and, in the case of all equity, participate in the 409A CIC transaction the same as any common shareholder with respect to your equity. With respect to PSUs, (a) if the 409A CIC occurs prior to the Measurement Date (as defined in the applicable award agreement), the PSUs will immediately vest in full as of the date of such 409A CIC as if 100% of the Target Award (as defined in the applicable award agreement) had been earned in accordance with the terms of such award agreement; (b) if the 409A CIC occurs after the Measurement Date, subject to the Administrator’s (as defined in the applicable award agreement) determination and certification of the achievement of the Performance Targets in accordance with the term of such applicable award agreement, any earned PSUs that are unvested as of the date of such 409A CIC will immediately vest as of such date.

7.                                      Release; Supplemental Releases.

a.              Release.  The effectiveness of this transition agreement is contingent on your timely execution and non-revocation of a release and waiver of claims in the form attached hereto as Appendix A (“Release”).  If you do not timely execute the Release or if you revoke it, then you will be deemed to have involuntarily terminated your employment and your service with the Company and its affiliates as of the date of this transition agreement.  In that case, this transition agreement shall be null and void, and any payments of compensation or provision of benefits after the date of this transition agreement and the last date for non-revocation of the Release shall be deemed made pursuant to the terms of your October 31, 2003 employment agreement with the Company.

b.              Supplemental Releases.  As a condition of receiving any benefits other than the Accrued Obligations after your Termination Date, you agree to execute within 21 days after your Termination Date and not revoke, a separate supplemental release and waiver of claims in the form attached hereto as Appendix B (“Supplemental Release”).

c.               No Payments until Release Irrevocable.  Payments and benefits conditioned upon the execution and non-revocation of the Release or Supplemental Release shall not be made or commence, notwithstanding any other provision of this transition agreement to the contrary, prior to the expiration of the revocation period for the Release or Supplemental Release, as applicable.  Upon the expiration of the applicable revocation period for the Release or Supplemental Release, any payments or benefits so postponed shall be cumulated and paid the day after the expiration of such revocation period; provided you have not revoked the Release or Supplemental Release.

8.                                      Confidentiality; Restrictive Covenants.

A.                                    Need for Restrictive Covenants.  You acknowledge that, as a senior executive of the Company, you have and, prior to the Termination Date, will acquire and have access to, and have and will, prior to the Termination Date, continue to develop substantial and intimate knowledge of, the Company’s Confidential Information, as defined below, and that you have and will, prior to the Termination Date, also continue to develop a unique and comprehensive familiarity with the Company and the business conducted by the Company and its affiliates, which you would not have otherwise had but for your employment with the Company, and which you acknowledge are valuable assets of the Company.  Accordingly, in consideration of the foregoing and of entering into this transition agreement, you agree to undertake the obligations set forth in Sections 8.B., C. and D., which you acknowledge are reasonably designed to protect the legitimate business interests of the Company, shall constitute the entire agreement between you and the Company and its affiliates on the subject of the restrictive covenants applicable to you after the date hereof, and supersedes all other prior agreements between you and the Company or its affiliates regarding such subject matter.

B.                                    Confidentiality.  You acknowledge that you have and, prior to the Termination Date, will continue to have access to Confidential Information of the Company and its affiliates. All Confidential information is of irreplaceable value to the Company and its affiliates.  Except as required to perform your responsibilities for the Company and its affiliates and to comply with law or regulation, or as authorized in writing in advance by the Chief Executive Officer of the Company, you will not, at any time, use, disclose or take any action which may result in the use or disclosure of any Confidential Information.  “Confidential Information” means all confidential and proprietary information of the Company or its affiliates, and includes, but is not limited to actual and prospective customer and client lists and pricing information, business plans, programs and tactics, research and development information, personnel information, and all other information unique to the Company and not readily available to the public, including designs, improvements, inventions, formulas, compilations, methods, strategies, capabilities, forecasts, software programs, processes, know-how, data, operating methods and techniques, and all business costs, profits, vendors, markets, sales, products, marketing, sales or other financial or business information, and any modifications or enhancements of any of the foregoing.

C.                                    Restrictive Covenants.  You agree and covenant not to, without the explicit written permission of the Chief Legal Officer of the Company:

i.                  contribute your knowledge, directly or indirectly, in whole or in part, as an employee, officer, owner, manager, advisor, consultant, agent, partner, director, shareholder, volunteer, intern or in any other similar capacity to an entity engaged in the same or similar business as of November 19, 2014 as the Company and its affiliates anywhere in the United States for a period of 12 months following your Termination Date;

ii.               directly or indirectly, solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Company or its affiliates for 24 months following your Termination Date; or

iii.            directly or indirectly, solicit, contact (including, but not limited to, e-mail, regular mail, express mail, telephone, fax, instant message, or tweet) attempt to contact or meet with any current customer of the Company or any of its affiliates for purposes of offering or accepting goods or services similar to or competitive with those currently offered by the Company or any of its affiliates for a period of 12 months following your Termination Date.

D.                                    Nondisparagement.  You agree (a) not to make issue, circulate, publish or utter any statement, whether written or oral, to any third party or take any action or cause or assist another person to do so, which is intended to or would reasonably be foreseeable to have the effect of being false or of disparaging, defaming, criticizing, holding in a negative light or reflecting adversely upon the Company (including its current and former parents, subsidiaries, affiliates, successors, assigns, directors, officers, shareholders, employees, agents, products, services or practices)) , and (b) not to publish, comment upon or disseminate any statements suggesting or accusing the Company, any of its affiliates,  or any of their respective agents, employees or officers of any misconduct or unlawful behavior. The Company agrees to direct its, executive officers, (x) not to make issue, circulate, publish or utter any statement, whether written or oral, to any third party or take any action or cause or assist another person to do so, which is intended to or would reasonably be foreseeable to have the effect of being false or of disparaging, defaming, criticizing, holding in a negative light or reflecting adversely upon you, and (y) not to publish, comment upon or disseminate any statements suggesting or accusing you of any misconduct or unlawful behavior.  Notwithstanding the foregoing, you and the Company’s executive officers may give truthful and non-malicious testimony if properly subpoenaed to testify under oath, and truthfully and non-maliciously cooperate in investigations by governmental or regulatory authorities.  You agree to direct all inquiries from prospective employers, the media or, after your Termination Date, governmental or regulatory authorities to the Company’s Chief Human Resources Officer or Chief Legal Officer.

E.                                     Company Property.  As soon as practicable following your Termination Date, you will return to the Company all keys, key cards, Confidential Information, documents, manuals, computers, cell phones, tablets, computer programs, flash drives, CDs, diskettes or other recording media, customer lists, notebooks, reports and other written or graphic materials, including all copies thereof and whether in electronic form or otherwise, relating in any way to the Company’s business and prepared by your or obtained by your from the Company, its customers or suppliers during the course of your provision of services to the Company.  You covenant that you will retain no copies of any such material.

F.                                      Remedies on Breach.  In the event of a breach of any of the foregoing covenants (including Sections 8.B., C., D. and E hereof),

1.                                      Any unvested portion of your outstanding options, PSUs and RSUs shall be forfeited effective as of the date of such breach, unless sooner terminated by operation of another term or condition of this transition agreement or the applicable plan; and

2.                                      Any amounts due to be paid under Section 2.B shall be forfeited as of the date of such breach, and any amounts previously paid under Section 2.B shall be subject to recoupment (to the extent permitted by applicable law); and

3.                                      The Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security.  Such equitable relief shall be in addition to, and not in lieu of, legal remedies, monetary damages or other available forms of relief.

9.                                      Litigation and Regulatory Cooperation.  You agree to reasonably cooperate with the Company and its affiliates after the Transition Date in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company or any of its affiliates that relate to events or occurrences that transpired during the time you provided services to the Company, including but not limited to pending matters, whether asserted as litigation, threatened litigation, an internal investigation or complaint, or any investigation or review by any foreign, federal, include, but not be limited to, being available at reasonable times and reasonable places to (a) meet with and provide truthful and accurate information to counsel for the Company and its affiliates as part of the Company’s investigation of such matters, (b) meet with governmental officials to provide accurate and truthful information at the request of the Company or an affiliate, (c) prepare for discovery or trial, and (d) act as a witness at the request of the Company or any affiliate and provide truthful testimony as may be required.  In scheduling your time to prepare for such meetings and conferences, and any appearances for discovery or trial, the Company shall take into account your personal and professional obligations and shall use reasonable efforts to minimize interference with any other employment obligations that you may have, provided that you shall also use reasonable efforts to accommodate the schedule of the Company and its counsel.  You will be entitled, upon delivery of customary supporting documentation, to reimbursement for reasonable out- of-pocket travel expenses approved in advance, and other expenses approved in advance by the Company, including but not limited to reasonable counsel fees and costs you incur in connection with the foregoing.  For the avoidance of doubt, Executive shall continue to be indemnified in substantially the same manner as if under the August 10, 2009 Indemnification Agreement for alleged acts or omissions for the period through the earlier of the Transition Date or Termination Date provided Executive remains employed during that period.

10.                               Additional provisions.

a.              Withholding; Deductions.  Any payments to you are subject to required withholding and authorized deductions.

b.              Recoupment.

i.                  Recoupment provisions in any documents or any Company policy applicable to you shall remain in effect.

ii.               If there is a material adjustment of financial results, other than due to changes in accounting policy, for fiscal year 2013 or fiscal year 2014 or fiscal year 2015 (the “Adjusted Financial Statements”), and the Board of Directors of the Company (the “Board”) or a committee thereof determines that as a result of such adjustment materially more compensation was paid to you under the FY2013 and FY2014 and FY 2015 STIP, and/or materially more PSUs were granted to you, than if the Adjusted Financial Statements had been the financial statements originally reported, the Board or a committee thereof may require you to (a) reimburse the Company for the after-tax portion of any incentive paid to you under the FY2013 or FY2014 and FY 2015 STIP within the thirty-six months immediately preceding the date of the filing of the Adjusted Financial Statements in excess of what would have been paid to you under the Adjusted Financial Statements, and (b) forfeit any or all PSUs granted to you in excess of what would have been granted to you under the Adjusted Financial Statements (including any shares of Common Stock issued to you upon such PSUs’ vesting).  Provided, that such actions are taken against all other participants or grantees. The Board will make its determination and decision to require or not require reimbursement or forfeiture within sixty (60) days of the filing of the Adjusted Financial Statements.

iii.            In addition, your FY2013 and FY2014 and FY 2015 STIP and FY 2013 and FY 2014 PSUs shall be subject to recoupment by the Company to the extent required to comply with (a) applicable law or regulation or the rules of the stock exchange on which the Company’s common stock is traded or (b) any other applicable clawback or recoupment policy as required by law.

c.               Compliance with Section 409A.

i.                  To the extent this transition agreement provides for compensation that is deferred compensation subject to Section 409A, it is intended that you not be subject to the imposition of taxes and penalties (“409A Penalties”) under Section 409A, and this transition agreement shall be construed in accordance with that intent.

ii.               Notwithstanding any other provision in this transition agreement, if as of the date on which you incur a separation from service within the meaning of Section 409A, you are a “specified employee” as determined by the Company, then to the extent any amount payable or benefit provided to you that the Company reasonably determines would be nonqualified deferred compensation within the meaning of Section 409A,  for which payment is triggered by your separation from service (other than on account of death), and that under the terms of this transition agreement would be payable on or prior to the six-month anniversary of your separation from service, such payment or benefit shall be delayed until the earlier to occur of (a) the day after the six-month anniversary of such separation from service, or (b) the date of your death.

iii.            With respect to any reimbursements under this transition agreement, such reimbursement shall be made on or before the last day of the calendar year following the calendar you in which the expense was incurred; subject to timely submission of proper substantiation in accordance with the Company’s policies and procedures therefor.

iv.           The amount of any expenses eligible for reimbursement of the amount of any in-kind benefits provided, as the case may be, under this transition agreement during any calendar year shall not affect the amount of expenses eligible for reimbursement or the amount of any in-kind benefits provided during any other calendar year.  The right to reimbursement or to any in-kind benefit pursuant to this transition agreement shall not be subject to liquidation or exchange for any other benefit.

v.              If under this transition agreement, an amount is to be paid in two or more installments or two or more monthly payments, then for purposes of Code Section 409A, each installment shall be treated as a separate payment.

vi.           If payment of any amount of deferred compensation subject to Section 409A is contingent upon your execution of a release and waiver of claims, and if the period within which you must sign and not revoke the release and waiver of claims would begin in one calendar year and expire in the following calendar year, then any payments contingent on such employment-related action shall be made (or commence) in such following calendar year (regardless of the year of execution of such release) if payment in such following calendar year is required in order to avoid 409A Penalties.

vii.        You acknowledge that notwithstanding this Section 10.C. or any other provision of this transition agreement, the Company and its affiliates are not providing you with any tax advice with respect to Section 409A or otherwise, and are not making any guarantees or other assurances of any kind to you with respect to the tax consequences or treatment of any amounts paid or payable to you under this transition agreement or your equity award agreements. You are solely responsible for the payment of taxes, including any 409A Penalties.

d.              Entire Agreement.  This transition agreement constitutes the entire agreement between you and the Company and its affiliates on the subject of any payments and benefits due to you after the date hereof, and supersedes all other prior agreements between you and the Company or its affiliates, except for the Indemnification Agreement between you and the Company dated August 10, 2009, for the period covered by such Agreement, your options granted on May 3, 2006, June 14, 2007, March 13, 2008, March 12, 2009,  March 11, 2010, March 10, 2011, March 22, 2012, March 7, 2013 and December 6, 2013, your Restricted Stock Units granted March 22, 2012, March 7, 2013 and December 6, 2013 and your Performance Stock Units granted on March 7, 2013 and December 6, 2013, which shall continue to apply (as amended from time to time), except as otherwise provided herein, and are hereby made a part of this transition agreement by reference.  Specifically, but not exclusively, your October 31, 2003 employment agreement is superseded in its entirety, and the Change in Control Severance Benefit Plan does not apply to you.  The payments and benefits described in this transition agreement will be the only such payments and benefits you are to receive in connection with the termination of your employment and your separation from service with the Company and its affiliates, and you acknowledge you are not entitled to any additional payments, rights or benefits not otherwise described in this transition agreement.  Any payments, rights or benefits you receive under this transition agreement will not be taken into account for purposes of determining benefits under any employee benefit plan of the Company, except to the extent required by law, or as otherwise expressly provided under the terms of such plan.  In addition, in the event of any conflict between any provisions of this transition agreement and the provisions of any other agreement you have with the Company, the provisions of this transition agreement shall control.

e.               Binding on Successors to the Company; Non-assignment.  This transition agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.  You shall not assign or otherwise alienate your rights under this transition agreement.

f.                Governing Law.  The validity, interpretation, construction, and performance of this transition agreement shall be governed by the laws of the State of Vermont without regard to its principles of conflicts of law, and except to the extent preempted by federal law.

g.               Severability.  In the event that any one or more of the provisions of this transition agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this transition agreement shall not be affected thereby, provided that if any portion of the Release or the Supplemental Release shall be or become invalid, illegal or unenforceable in any respect, the Company and you will execute an amendment to the Release or the Supplemental Release so as to cause the Release or the Supplemental Release to have the intended purpose and effect.

Sincerely,

Keurig Green Mountain, Inc.

	By:	/s/ Brian P. Kelley
Brian P. Kelley, Chief Executive Officer

ACKNOWLEDGED AND AGREED

/s/ Frances Rathke
Frances Rathke

Date: November 19, 2014

Appendix A

Release and Waiver

THIS RELEASE is executed by the undersigned (the “Executive’) as of the date indicated below.

WHEREAS, the Executive and Keurig Green Mountain, Inc. (the “Company”) entered into a transition agreement dated November 19, 2014 (the “Transition Agreement”), subject to the Executive’s timely execution and non-revocation of this Release and to his compliance with its terms and the terms of the Transition Agreement;

NOW, THEREFORE, in consideration of the Company’s entering into the Transition Agreement and other good and valuable consideration, the Executive agrees as follows:

1.                                      Executive irrevocably and unconditionally releases, acquits, and forever discharges the Company and all of its current and former related entities, affiliates, successors, predecessors, assigns, owners, investors, stockholders, partners, members, and employee benefit plans, and all of their directors, officers, employees, agents, representatives, insurers, administrators, attorneys, and all persons acting by, through, under, or in concert with any of them (collectively “Releasees”), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, and expenses (including attorneys’ fees and costs) of any nature whatsoever, known or unknown, suspected or unsuspected (“Claim” or “Claims”), which Executive now has, owns or holds, or claims to have, own or hold, or which Executive at any time heretofore had, owned or held, or claimed to have had, owned or held, or which Executive at any time hereafter may have, own or hold, or claim to have, own or hold, against any of the Releasees relating to any event, act, or omission that has occurred prior to or as of the date Executive signs this Release.  This Release shall not apply to (a) any of the Company’s obligations under the terms of the Transition Agreement, (b) Executive’s right to indemnification under the Company’s Certificate of Incorporation, bylaws, insurance policies, and the indemnification agreement between the Company and Executive dated August 10, 2009, and (c) Executive’s rights under the option/award agreements for Executive’s options granted on May 3, 2006, June 14, 2007, March 13, 2008, March 12, 2009, March 11, 2010, March 10, 2011, March 22, 2012, March 7, 2013 and December 6, 2013, Executive’s rights under the award agreements for Executive’s Restricted Stock Units granted March 22, 2012, March 7, 2013 and December 6, 2013 and Executive’s rights under the award agreements for Executive’s Performance Stock Units granted on March 7, 2013 and December 6, 2013.  For the avoidance of doubt, Executive shall continue to be indemnified in substantially the same manner as if under the August 10, 2009 Indemnification Agreement for any alleged acts or omissions for the period through the earlier of the Transition Date or Termination Date provided Executive remains employed by the Company during that period.  Notwithstanding anything to the contrary contained herein, this release does not include and will not preclude: (A) any claims for breach of the provisions of this Agreement or to enforce this Agreement; (B) any claim that, as a matter of law, cannot be released; (C) any claims arising solely after the execution of this Agreement; (D) any claims or rights Executive may have to any vested benefits or rights under any employee benefit, retirement and/or pension plans; (E) non-termination related claims under the Employee Retirement Income Security Act (29 U.S.C. § 1001 et seq.), as amended; (F) any rights and/or claims Executive may have under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”); (G) claims for unemployment compensation; or (H) any right Executive may have to obtain contribution as permitted by law in the event of entry of judgment against Executive as a result of any act or failure to act for which Executive and the Company or its past, present and future trustees, officers, agents, administrators, representatives, employees, affiliates, or insurers are held jointly liable.

2.                                      Without limiting the foregoing, Executive specifically waives and releases all rights, claims (including claims for attorneys’ fees), demands, and causes of action under the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended; Title VII of the Civil Rights Act of 1964, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Rehabilitation Act of 1973, as amended; the Worker Adjustment Retraining and Notification Act; the Americans with Disabilities Act; and any comparable state law, concerning Executive’s relationship and association with any of the Releasees and the creation and termination of such relationship.  Executive acknowledges and understands that the release of claims under the ADEA is subject to special waiver protection under 29 U.S.C. § 626(f).

a.                                      In accordance with that section, Executive specifically agrees she is knowingly and voluntarily releasing and waiving any right or claim of discrimination under the ADEA.

b.                                      In particular, she acknowledges and understands the following:

(i)                                     she is not waiving rights or claims for age discrimination under the ADEA that may arise after the date she signs this Release;

(ii)                                  she is not waiving her right to file a complaint or charge with the EEOC or participate in any investigation or proceeding conducted by the EEOC;

(iii)                               she is waiving rights or claims for age discrimination under the ADEA in exchange for entering into the Transition Agreement, which is in addition to anything of value to which she otherwise is entitled;

(iv)                              she has been advised to consult with an attorney of her choice before signing this Release, and she has had an opportunity to do so;

(v)                                 she has freely and voluntarily entered into this Release without any threat, coercion, or intimidation by any person;

(vi)                              she has been given the opportunity to take 21 days to consider whether to sign this Release, although she is not required to wait 21 days; and

(vii)                           she will have seven days after the date she signs this Release within which to revoke it, and the Release shall not become effective or enforceable as to any party until that revocation period has expired without revocation of the Release.  Any such revocation shall be in writing and shall be sent to Linda Longo-Kazanova, Chief Human Resources Officer, at the Company’s headquarters at 33 Coffee Lane, Waterbury, VT 05676.

The Executive understands that nothing in this Release shall be construed to prohibit her from filing a charge with, or participating in any investigation or proceeding conducted by, the Equal Employment Opportunity Commission, National Labor Relations Board, and/or any federal, state or local agency.  Notwithstanding the foregoing, the Executive hereby waives any and all rights to recover monetary damages in any charge, complaint, or lawsuit filed by her or by anyone else on her behalf based on events occurring prior to the date of this Release.

Executive expressly acknowledges that this Release is intended to include in its effect, without limitation, all Claims which he does not know or suspect to exist in her favor at the time of execution hereof and that this Release contemplates the extinguishment of any such Claim or Claims.

Executive agrees that she is bound by the provisions of the Transition Agreement, which are fully incorporated into this Release.

Executive represents that she has not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity, any Claim or any portion thereof, or interest therein, and she agrees to indemnify, defend and hold Releasees harmless from and against any and all Claims, based on or arising out of any such assignment or transfer, or purported assignment or transfer of any Claims or any portion thereof or interest therein.

Executive represents and acknowledges that in executing this Release she does not rely and has not relied upon any representation or statement not set forth herein made by any of the Releasees or by any of the Releasees’ agents, representatives, or attorneys with regard to the subject matter, basis, or effect of this Release or otherwise.

This Release shall be binding upon Executive and upon her respective heirs, administrators, representatives, executors, beneficiaries, successors, and assigns, and shall inure to the benefit of Releasees and each of them, and to their heirs, administrators, representatives, executors, successors, and assigns.

This Release is made and entered into in the State of Vermont and shall in all respects be interpreted, enforced, and governed under the laws of the State of Vermont. The language of all parts of this Release shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.  It is agreed that this Agreement shall be construed with the understanding that both parties were responsible for drafting it.

Capitalized terms used herein and not defined shall have the meanings ascribed to them in the Transition Agreement.

Should any of the provisions of this Release be declared or be determined to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby, and said illegal or invalid part, term, or provision shall be deemed not to be a part of this Release.

The signed Release must be returned to Linda Longo-Kazanova, Chief Human Resources Officer, at the Company’s headquarters at 33 Coffee Lane, Waterbury, VT 05676 on or before December 10, 2014. If Executive does not revoke the Release within seven days after signing it, then the Release will take effect as a legally binding document on the expiration of the seventh day after signing.

THE REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK

PLEASE READ CAREFULLY.  THIS RELEASE AND WAIVER INCLUDES A RELEASE OF ALL KNOWN OR UNKNOWN CLAIMS.

Executed at Burlington (city), MA (state) this 19 day of November, 2014.

By:	/s/ Frances Rathke
Frances Rathke

Received at Burlington, MA this 19 day of November, 2014.

Keurig Green Mountain, Inc.

By:	/s/ Linda Longo-Kazanova
Printed Name: Linda Longo-Kazanova
Title: Chief Human Resources Officer

Appendix B

Supplemental Release and Waiver

THIS SUPPLEMENTAL RELEASE is executed by the undersigned (the “Executive’) as of the date indicated below.

WHEREAS, the Executive and Keurig Green Mountain, Inc. (the “Company”) entered into a transition agreement dated November 19, 2014 (the “Transition Agreement”), under which Executive is entitled to certain payments and benefits following his Termination Date (as defined in the Transition Agreement), subject to the Executive’s timely execution and non-revocation of this Supplemental Release and to his compliance with its terms; and

WHEREAS, the Termination Date has occurred;

NOW, THEREFORE, in consideration of the payments and provision of benefits as provided in the Transition Agreement, and other good and valuable consideration, the Executive agrees as follows:

1.                                      Executive irrevocably and unconditionally releases, acquits, and forever discharges the Company and all of its current and former related entities, affiliates, successors, predecessors, assigns, owners, investors, stockholders, partners, members, and employee benefit plans, and all of their directors, officers, employees, agents, representatives, insurers, administrators, attorneys, and all persons acting by, through, under, or in concert with any of them (collectively “Releasees”), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, and expenses (including attorneys’ fees and costs) of any nature whatsoever, known or unknown, suspected or unsuspected (“Claim” or “Claims”), which Executive now has, owns or holds, or claims to have, own or hold, or which Executive at any time heretofore had, owned or held, or claimed to have had, owned or held, or which Executive at any time hereafter may have, own or hold, or claim to have, own or hold, against any of the Releasees relating to any event, act, or omission that has occurred prior to or as of the date Executive signs this Supplemental Release.  This Supplemental Release shall not apply to (a) any of the Company’s remaining obligations under the terms of the Transition Agreement and/or this Supplemental Release, (b) Executive’s right to indemnification under the Company’s bylaws, Certificate of Incorporation, insurance policies and the indemnification agreement between the Company and Executive dated August 10, 2009 and (c) Executive’s rights under the option/award agreements for Executive’s options granted on May 3, 2006, June 14, 2007, March 13, 2008, March 12, 2009, March 11, 2010, March 10, 2011, March 22, 2012, March 7, 2013 and December 6, 2013, Executive’s rights under the award agreements for Executive’s Restricted Stock Units granted March 22, 2012, March 7, 2013 and December 6, 2013 and Executive’s rights under the award agreements for Executive’s Performance Stock Units granted on March 7, 2013 and December 6, 2013. For the avoidance of doubt, Executive shall continue to be indemnified in substantially the same manner as if under the August 10, 2009 Indemnification Agreement for any alleged acts or omissions for the period through the earlier of the Transition Date or Termination Date provided Executive remains employed by the Company during that period. Notwithstanding anything to the contrary contained herein, this release does not include and will not preclude: (A) any claims for breach of the provisions of this Agreement or to enforce this Agreement; (B) any claim that, as a matter of law, cannot be released; (C) any claims arising solely after the execution of this Agreement; (D) any claims or rights Executive may have to any vested benefits or rights under any employee benefit, retirement and/or pension plans; (E) non-termination related claims under the Employee Retirement Income Security Act (29 U.S.C. § 1001 et seq.), as amended; (F) any rights and/or claims Executive may have under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”); (G) claims for unemployment compensation; or (H) any right Executive may have to obtain contribution as permitted by law in the event of entry of judgment against Executive as a result of any act or failure to act for which Executive and the Company or its past, present and future trustees, officers, agents, administrators, representatives, employees, affiliates, or insurers are held jointly liable.

2.                                      Without limiting the foregoing, Executive specifically waives and releases all rights, claims (including claims for attorneys’ fees), demands, and causes of action under the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended; Title VII of the Civil Rights Act of 1964, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Rehabilitation Act of 1973, as amended; the Worker Adjustment Retraining and Notification Act; the Americans with Disabilities Act; and any comparable state law, concerning Executive’s relationship and association with any of the Releasees and the creation and termination of such relationship.  Executive acknowledges and understands that the release of claims under the ADEA is subject to special waiver protection under 29 U.S.C. § 626(f).

a.                                      In accordance with that section, Executive specifically agrees she is knowingly and voluntarily releasing and waiving any right or claim of discrimination under the ADEA.

b.                                      In particular, she acknowledges and understands the following:

(i)                                     she is not waiving rights or claims for age discrimination under the ADEA that may arise after the date she signs this Supplemental Release;

(ii)                                  she is not waiving her right to file a complaint or charge with the EEOC or participate in any investigation or proceeding conducted by the EEOC;

(iii)                               she is waiving rights or claims for age discrimination under the ADEA in exchange for the payments and benefits under the Transition Agreement, which are in addition to anything of value to which she otherwise is entitled;

(iv)                              she has been advised to consult with an attorney of her choice before signing this Supplemental Release, and she has had an opportunity to do so;

(v)                                 she has freely and voluntarily entered into this Supplemental Release without any threat, coercion, or intimidation by any person;

(vi)                              she has been given the opportunity to take 21 days after her Termination Date to consider whether to sign this Supplemental Release, although she is not required to wait 21 days; and

(vii)                           she will have seven days after the date she signs this Supplemental Release within which to revoke it, and the Supplemental Release shall not become effective or enforceable as to any party until that revocation period has expired without revocation of the Supplemental Release.  Any such revocation shall be in writing and shall be sent to Linda Longo-Kazanova, Chief Human Resources Officer, at the Company’s headquarters at 33 Coffee Lane, Waterbury, VT 05676.

3.                                      The Executive understands that nothing in this Supplemental Release shall be construed to prohibit her from filing a charge with, or participating in any investigation or proceeding conducted by, the Equal Employment Opportunity Commission, National Labor Relations Board, and/or any federal, state or local agency.  Notwithstanding the foregoing, the Executive hereby waives any and all rights to recover monetary damages in any charge, complaint, or lawsuit filed by him or by anyone else on her behalf based on events occurring prior to the date of this Supplemental Release.

4.                                      Executive expressly acknowledges that this Supplemental Release is intended to include in its effect, without limitation, all Claims which she does not know or suspect to exist in her favor at the time of execution hereof and that this Supplemental Release contemplates the extinguishment of any such Claim or Claims.

5.                                      Executive agrees that she shall continue to be bound by the provisions of Sections 8, 9, and 10 of the Transition Agreement, which are fully incorporated into this Supplemental Release.

6.                                      Executive represents that she has not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity, any Claim or any portion thereof, or interest therein, and she agrees to indemnify, defend and hold Releasees harmless from and against any and all Claims, based on or arising out of any such assignment or transfer, or purported assignment or transfer of any Claims or any portion thereof or interest therein.

7.                                      Executive acknowledges and agrees that, pursuant to the Transition Agreement, she will have received payment for any and all compensation for services rendered through the Termination Date, including all wages or other compensation and all accrued and unpaid vacation pay.  Executive agrees and understands that the Company has paid her for any reimbursable but unpaid business expenses outstanding on the Termination Date.

8.                                      Executive represents and acknowledges that in executing this Supplemental Release she does not rely and has not relied upon any representation or statement not set forth herein made by any of the Releasees or by any of the Releasees’ agents, representatives, or attorneys with regard to the subject matter, basis, or effect of this Supplemental Release or otherwise.

9.                                      This Supplemental Release shall be binding upon Executive and upon her respective heirs, administrators, representatives, executors, beneficiaries, successors, and assigns, and shall inure to the benefit of Releasees and each of them, and to their heirs, administrators, representatives, executors, successors, and assigns.

10.                               This Supplemental Release is made and entered into in the State of Vermont and shall in all respects be interpreted, enforced, and governed under the laws of the State of Vermont. The language of all parts of this Supplemental Release shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.  It is agreed that this Agreement shall be construed with the understanding that both parties were responsible for drafting it.

11.                               Capitalized terms used herein and not defined shall have the meanings ascribed to them in the Transition Agreement.

12.                               Should any of the provisions of this Supplemental Release be declared or be determined to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby, and said illegal or invalid part, term, or provision shall be deemed not to be a part of this Supplemental Release.

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13.                               The signed Supplemental Release must be returned to Linda Longo-Kazanova, Chief Human Resources Officer, at the Company’s headquarters at 33 Coffee Lane, Waterbury, VT 05676 within 21 days after Executive’s Termination Date.  If Executive does not revoke this Supplemental Release within seven days after signing it, then the Agreement will take effect as a legally binding document on the expiration of the seventh day after signing (the “Effective Date”).

PLEASE READ CAREFULLY.  THIS SUPPLEMENTAL RELEASE INCLUDES A RELEASE OF ALL KNOWN OR UNKNOWN CLAIMS.

Executed at                                  (city),                                  (state) this                day of                           , 2015.

By:
Frances Rathke

Received at South Burlington, Vermont this        day of                      , 2015.

Keurig Green Mountain, Inc.

By:
Printed Name: Linda Longo-Kazanova
Title: Chief Human Resources Officer